                                                                Exhibit 4.(a).27

                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of February 17, 2006, is made by and among CDC GLOBAL SERVICES, INC., a Delaware corporation, whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CGS"), CDC SERVICES, INC. DBA HORIZON COMPANIES, a Delaware corporation, whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CSI"), HORIZON COMPANIES, INC., a New Jersey corporation, whose principal business address is 2025 Lincoln Highway, Suite 322, Edison, NJ 08817, USA with facsimile number +1-732-650-0054 (after February 27, 2006: 3830 Park Avenue, Edison, NJ 08820 USA) ("HC Inc."), TRANS HORIZON CONSULTING (INDIA) LTD., a company incorporated under the laws of the Republic Of India, whose principal business address is Jagdamba House, Peru Baug, Goregaon (East), Mumbai 400063 with facsimile number +011-91-22-26865562 ("THC Ltd.") and HORIZON SOFTWARE SERVICES INC., a company incorporated under the laws of Canada whose principal business address is 11873 72A Avenue, Delta, BC V4C 1B4, Canada with facsimile number +1-604-502-8947 with another office at 5223 Fairford Crescent, Unit #52, Mississauga, Ontario L5V-2M6, Canada with facsimile number +1-905-507-6165 ("HSS Inc with respect to CGS's purchase of certain assets from HC Inc., THC Ltd. and HSS Inc.

                                    RECITALS

WHEREAS, HC Inc. wishes to sell and assign and CGS wishes to buy and assume certain assets of HC Inc. set forth in SCHEDULE A-1 hereto;

WHEREAS, THC Ltd. wishes to sell and assign and CGS wishes to buy and assume certain assets of THC Ltd. set forth in SCHEDULE A-2 hereto;

WHEREAS, HSS Inc. wishes to sell and assign and CGS wishes to buy and assume certain assets of HSS Inc. set forth in SCHEDULE A-3 hereto;

WHEREAS, CGS wishes to place the assets purchased from HC Inc., THC Ltd. and HSS Inc. in CSI, a 100% owned subsidiary of CGS;

WHEREAS, CSI wishes to employ Shirish Nadkarni and Girish Nadkarni, currently the Chief Executive Officer and the Chief Operating Officer of HC Inc., respectively, for the purpose of maintaining and operating the contracts pertaining to the assets being sold and assigned to CGS after the closing of the transaction;

WHEREAS, references to "$" shall refer to United States Dollars unless stated otherwise, and all applicable financial numbers expressed in this Asset Purchase Agreement shall be calculated in accordance with US generally accepted accounting principles, consistently applied by Horizon (as defined below) prior to the date of this Asset Purchase Agreement ("US GAAP");

WHEREAS, as set forth herein, HC Inc., THC Ltd. and HSS Inc. are referred to herein collectively as "Horizon"; and

WHEREAS, as set forth herein, CGS, CSI, HC Inc., THC Ltd. and HSS Inc. are each referred to as a "Party" and together as the "Parties".

NOW, FOR THE MUTUAL PROMISES AND CONSIDERATION EXCHANGED HEREIN, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

                               Initials: Horizon_______; GRN______; SRN________;

                                                        CGS________; RV________.

DEFINITIONS

"Actual EBITDA"                   Shall mean with respect to any Year, the
                                  actual audited earnings before interest,
                                  taxes, depreciation and amortization of the
                                  Horizon Business for that Year. The earnings
                                  on the Horizon Business shall be calculated by
                                  aggregating all revenues produced by the
                                  Horizon Business during such Year (including
                                  consulting fees, license fees and any other
                                  amounts paid by a Customer) and deducting the
                                  payroll costs associated therewith as set
                                  forth in SCHEDULE B hereto and the other costs
                                  described in SCHEDULE C hereto during such
                                  Year. For purposes of determining any
                                  adjustment to the Consideration pursuant to
                                  Section 2 below, Actual EBITDA shall not be
                                  adversely affected in any way by any other
                                  activities or assets of CGS, other than the
                                  Horizon Business.

"Audit"                           Shall mean the US GAAP financial audit of CGS.

"Authorized Signatories"          Shall mean two co-signatories, one of whom
                                  shall be Rajan Vaz, and the other shall be one
                                  of either Shirish Nadkarni or Girish Nadkarni.
                                  Any substitution or replacement of any
                                  Authorized Signatory shall be approved by
                                  representatives of CDC Corporation.

"CDC Corporation"                 Shall mean CDC Corporation, a company
                                  organized under the laws of the Cayman
                                  Islands, and the ultimate parent company of
                                  SGI, CGS and CSI.

"CGS" Shall have the meaning set forth in the first paragraph of this Asset Purchase Agreement.
                                  CGS is a 100% owned subsidiary of SGI.

"CGS Management Date"             Shall mean the Closing Date or such other
                                  date, agreed upon by CGS and Horizon in
                                  writing, after which the contracts pertaining
                                  to the Horizon Assets transferred herein shall
                                  be managed and operated by CGS.

"Claim"                           Shall have the meaning set forth in Section
                                  6(b).

"Claim Amount"                    Shall have the meaning set forth in Section
                                  2(a).

"Closing"                         Shall mean the completion of the transactions
                                  contemplated hereby on the Closing Date.

"Closing Date"                    Shall have the meaning set forth in Section 3.

"Consideration"                   Shall have the meaning set forth in Section
                                  1(a)(ii).

"Contracted Employees"            Shall have the meaning set forth in Section
                                  4(c)(ii)

"CSI" Shall have the meaning set forth in the first paragraph of this Asset Purchase Agreement.
                                  CSI shall be the Horizon Assets business unit within CGS. CSI is a 100% owned subsidiary of CGS.

"Customers"                       Shall have the meaning set forth in Section
                                  4(c)(i).

"Employees"                       Shall have the meaning set forth in Section
                                  3(d).

"Employment Agreement"            Shall have the meaning set forth in Section
                                  3(c)(i).

"Expiration Date"                 Shall have the meaning set forth in Section
                                  6(b).

"Existing Horizon Accounts"       Shall mean those bank accounts of HC Inc., THC
                                  Ltd. and HSS Inc. set forth in EXHIBIT B.

"HC Inc."                         Shall have the meaning set forth in the first
                                  paragraph of this Asset Purchase Agreement.

"Horizon"                         Shall have the meaning set forth in the
                                  Recitals.

"Horizon Accounts Receivable"     Shall have the meaning set forth in Section
                                  4(d)(i).

"Horizon Assets"                  Shall mean (1) all proceeds and revenues from
                                  the contracts set forth in SCHEDULE A-1, A-2
                                  AND A-3 hereto, (2) the right of CGS to demand
                                  and enforce the transfer and assignment of the
                                  contracts set forth on SCHEDULE A-1, A-2, AND
                                  A-3 on any date chosen by CGS, (3) all
                                  consulting contracts which any of HC Inc., THC
                                  Ltd. or HSS Inc. may enter into after the
                                  Closing Date which are substantially similar
                                  in character to the contracts set forth in
                                  SCHEDULE A-1, A-2 AND A-3 ((1), (2) and (3)
                                  together, the "Contracts") and (4) all
                                  employment contracts between any of HC Inc.,
                                  THC Ltd. and HSS Inc. with the employees
                                  listed in SCHEDULE B hereto; provided,
                                  however, that at the sole and absolute
                                  discretion of CGS, CGS has the right to reject
                                  the purchase and assumption of any such
                                  contract entered into after the Closing Date
                                  which shall thereafter not be considered a
                                  Horizon Asset. All intangible assets (such as
                                  brands, copyrights, trademarks, patents,
                                  licenses, franchise, customer lists and
                                  goodwill), furniture, fixtures and equipment
                                  used in connection with the operation of the
                                  Horizon Business as defined herein are
                                  included. Excluded are cash, accounts
                                  receivable and liabilities incurred prior to
                                  the Closing Date, subject to Section 3(c)(iv)
                                  and Section 4(k), as well as brands,
                                  copyrights, trademarks, patents, licenses,
                                  know how, franchises, customer lists, goodwill
                                  and supplies and equipment not used or
                                  involved in the operation of the Horizon
                                  Business.

"Horizon Business"                Shall mean the business conducted in
                                  connection

                                  with the Horizon Assets.

"HSS Inc."                        Shall have the meaning set forth in the first
                                  paragraph of this Asset Purchase Agreement.

"Immigration Service"             Shall mean the United States Bureau of
                                  Citizenship and Immigration Services of the
                                  Department of Homeland Security (formerly the
                                  Immigration and Naturalization Service of the
                                  Department of Justice).

"Management Team"                 Shall mean both of Shirish Nadkarni and Girish
                                  Nadkarni.

"Net 1st Payment"                 Shall have the meaning set forth in Section
                                  1(b).

"New Horizon Account"             Shall have the meaning set forth in Section
                                  3(e).

"Party" and "Parties"             Shall have the meaning set forth in the
                                  Recitals.

"Payment" and "Payments"          Shall have the meaning set forth in Section
                                  1(b).

"PE"                              Shall be 3.00.

"Projected EBITDA"                Shall be $1.35 million.

"Retained Asset"                  Shall have the meaning set forth in Section
                                  4(c)(ii).

"Retained Liabilities"            Shall mean all liabilities of Horizon other
                                  than liabilities associated with the Horizon
                                  Business and Horizon Assets arising from and
                                  after the Closing Date.

"Rosenthal Financing Agreement"   Shall mean the Financing Agreement dated April
                                  5, 2000 between Horizon Companies, Inc. and
                                  Rosenthal & Rosenthal, Inc. consisting of
                                  receivables financing.

"SBA Loan"                        Shall mean the U.S. Small Business
                                  Administration Loan Authorization and
                                  Agreement dated as of November 27, 2001 from
                                  the U.S. Small Business Administration to
                                  Horizon Companies, Inc. in the aggregate
                                  amount of US$582,100 (Loan Number EIDL
                                  50675740-10).

"SGI"                             Shall mean Software Galeria, Inc., a New
                                  Jersey corporation. SGI is an 80% owned
                                  subsidiary of CDC Corporation

"THC Inc."                        Shall have the meaning set forth in the first
                                  paragraph of this Asset Purchase Agreement.

"Third Party Claim"               Shall have the meaning set forth in Section
                                  6(a).

"Unity Loan"                      Shall mean the loan from Unity Bank,
                                  guaranteed by the U.S. Small Business
                                  Administration, dated as of July 9, 2001 to
                                  Horizon Companies, Inc. in

                                  the aggregate amount of US$750,000.

"US GAAP"                         Shall have the meaning set forth in the
                                  Recitals.

"Valuation"                       Shall have the meaning set forth in Section
                                  1(a)(ii).

"Year" Shall mean a period beginning on January 1 and ending on December 31 during the term of this Asset Purchase Agreement.

1.   PURCHASE AND PAYMENT OF CONSIDERATION

     (a) (i) CGS hereby agrees to purchase the Horizon Assets from Horizon on the Closing Date and Horizon agrees to sell the Horizon Assets to CGS. The parties agree that the Horizon Assets shall be held in CSI. TABLE A attached hereto sets forth the purchase price allocation with respect to the Horizon Assets.

          (ii) The value of the Horizon Assets shall be an amount equivalent to the PE multiplied by the Projected EBITDA (I.E. 3.0 X $1.35 MILLION = $4.05 MILLION) (the "Valuation"). The purchase price for the Horizon Assets shall be 80% of the Valuation (I.E. 0.80 X $4.05 MILLION = $3.24 MILLION) (the "Consideration"), as may be adjusted on the terms and conditions set forth herein.

     (b) The Consideration shall be payable by CGS in several part payments (each, a "Payment" and collectively, the "Payments"), further divided into installments, by wire transfer of immediately available funds or by tendering a cashier's or certified check according to the following schedule:

          1st Payment    Assuming satisfaction of the conditions precedent set
                         forth in EXHIBIT A, at Closing, CGS shall pay the amount of 18.75% of the Consideration (ie. 0.1875 X
                         $3.24 MILLION = $607,500); provided, however, that CGS may in its sole discretion, make such 1st Payment in installments to Horizon as follows:

                         (i) The amount of $250,000 shall be credited against the 1st Payment to reflect an advance of such amount made by SGI to Horizon in October 2005;

                         (ii) A sum of $17,500 payable on the CGS Management
                              Date;

                         (iii) The balance of $340,000 reduced by payments made
                              by the Horizon Business toward Retained
                              Liabilities and liabilities incurred prior to October 3, 2005 (the "Net 1st Payment") payable on the CGS Management Date. The entire Net 1st Payment shall be paid by CGS to one or more third parties in accordance with the provisions of
                              Section 1(c) in lieu of payment to Horizon. It is understood by the Parties that the cash balance of Horizon as of the CGS Management Date includes the cash balance as of October 3, 2005 as increased by collected Horizon Accounts Receivable and other accounts receivable, and decreased by payment of Retained Liabilities, liabilities incurred prior to October

                              3, 2005 and liabilities incurred after October 3, 2005. Hence the payment of the entire cash balance in Existing Horizon Accounts as of the CGS Management Date toward reducing debt owed by Horizon in accordance with the provisions of
                              Section 1(c) and Section 3(c)(iv) results in payments to Horizon of Horizon Accounts Receivable and cash as of October 3, 2005 (assets not transferred to CGS pursuant to the terms herein) as well as payments on behalf of Horizon to satisfy Retained Liabilities and liabilities incurred prior to October 3, 2005. Such aggregate payments on behalf of Horizon will result in a reduction of the balance of $340,000 otherwise payable toward the 1st Payment.

          2nd Payment    An aggregate of 18.75% of the Consideration (ie. 0.1875
                         X $3.24 MILLION = $607,500), shall, subject to the provisions of Section 1(c) below, be paid by CGS in eight (8) consecutive equal monthly installments of $75,937.50 each on the 28th day of each month, beginning May 28, 2006 subject to adjustments as set forth in Section 2; provided, however, that each of the conditions precedent set forth in EXHIBIT A shall be satisfied prior to making any such installment payment.

          3rd Payment    An aggregate of 31.25% of the Consideration (ie. 0.3125
                         X $3.24 MILLION = $1,012,500), shall, subject to the provisions of Section 1(c) below, be paid by CGS in eight (8) consecutive equal monthly installments of $126,562.50 each on the 28th day of each month, beginning May 28, 2007 subject to adjustments as set forth in Section 2 and based on an Audit which shall be completed for the Year ending December 31, 2006, no later than one hundred twenty (120) days after December
                         31, 2006; provided, however, that each of the conditions precedent set forth in EXHIBIT A shall be satisfied prior to making any such installment payment.

          4th Payment    An aggregate of 31.25% of the Consideration (ie. 0.3125
                         X $3.24 MILLION = $1,012,500), shall, subject to the provisions of Section 1(c) below, be paid by CGS in eight (8) consecutive equal monthly installments of $126,562.50 each on the 28th day of each month, beginning May 28, 2008 subject to adjustments as set forth in Section 2 and based on an Audit which shall be completed for the Year ending December 31, 2007, no later than one hundred twenty (120) days after December
                         31, 2007; provided, however, that each of the conditions precedent set forth in EXHIBIT A shall be satisfied prior to making any such installment payment.

     (c) The Parties agree that the amounts payable pursuant to Section 1(b), except for the advance of $250,000 to Horizon from SGI in October 2005 and the payment of $17,500 on the CGS Management Date both under the 1st Payment, be distributed in accordance with the following procedure, and that CGS is authorized and instructed to make payment directly to the beneficiaries listed below in lieu of payment to Horizon.

          (i) FIRST, to the payment of any amounts which may be overdue or in default under any of the Rosenthal Financing Agreement, Unity Loan or SBA Loan, until any such overdue amount or amounts in default shall have been fully paid;

          (ii) SECOND, to the payment of any amounts owing or borrowed under the Rosenthal Financing Agreement until such Financing Agreement shall have been repaid in full, such Financing Agreement terminated and the security interests securing the amounts owing and borrowed thereunder released;

          (iii) THIRD, to the payment of any amounts owing or borrowed under the Unity Loan until such Loan shall have been repaid in full, such Loan terminated and the security interests securing the amounts owing and borrowed thereunder released;

          (iv) FOURTH, to the payment of any amounts owing or borrowed under the SBA Loan until such Loan shall have been repaid in full, such Loan terminated and the security interests securing the amounts owing and borrowed thereunder released;

          (v)  FIFTH, to Horizon.

     (d) (i) If the Horizon Business exceeds 50% of the Projected EBITDA for the Year ending December 31, 2006, shares of common stock representing a 5% equity stake in CSI shall be issued to HC Inc. by way of additional consideration. This issuance shall be effected by the end of April 2007 and will have the effect of diluting the percentage ownership of all of the then current shareholders of CSI; provided, however, that each of the conditions precedent set forth in EXHIBIT A shall be satisfied prior to making any such issuance. The equity interest (if any) shall be considered transferred on the date of issuance.

          (ii) If the Horizon Business exceeds 50% of the Projected EBITDA for the Year ending December 31, 2007, shares of common stock representing an additional 5% equity stake in CSI shall be issued to HC Inc. by way of additional consideration. This issuance shall be effected by the end of April 2008 and will have the effect of diluting all the then current shareholders of CSI; provided, however, that each of the conditions precedent set forth in EXHIBIT A shall be satisfied prior to making any such issuance. The equity interest (if any) shall be considered transferred on the date of issuance.

          (iii) If the Horizon Business exceeds 50% of the Projected EBITDA for the Year ending December 31, 2008, shares of common stock representing a further 10% equity stake in CSI shall be issued to HC Inc. by way of additional consideration. This issuance shall be effected by the end of April 2009 and will have the effect of diluting all of the then current shareholders of CSI; provided, however, that each of the conditions precedent set forth in EXHIBIT A shall be satisfied prior to making any such issuance. The equity interest (if any) shall be considered transferred on the date of issuance.

          (iv) Concurrently with each issuance of shares of common stock of CSI to HC Inc., CGS shall grant to each of Shirish Nadkarni and Girish Nadkarni (to whom HC Inc. shall transfer the CSI shares in equal amounts) an option exercisable for a two year period at any time after April 30, 2009 to sell to CGS any or all of the shares of CGS held by such person at a price per share based upon each block of 2.5% of the shares of common stock of CSI held by such person (whenever issued) being valued at $100,000. The form of put option to be executed by CGS setting forth the terms and conditions of such option is annexed hereto as EXHIBIT D. The obligations of CGS thereunder shall be guaranteed by Software Galeria, Inc., a New Jersey corporation and an affiliate of CGS, pursuant the terms of the Guaranty annexed hereto as EXHIBIT E.

     (e) To the extent that any payment day is not a business day in New Jersey, the Payment shall be made on the immediately succeeding business day.

     (f) If any installment due under the 2nd Payment, 3rd Payment or 4th Payment is not made in a timely manner as provided in this Asset Purchase Agreement, whether because an Audit is not completed within the one hundred twenty (120) day period indicated above or otherwise, then in each such case interest on such installment shall accrue at a rate of five percent (5%) per annum for such installment until such installment shall be paid by CGS; provided, however, the preceding clause shall not apply in the event that payment for such installment payment was not made because the conditions precedent set forth in EXHIBIT A shall not have been satisfied. In the event that any such installment or issuance of an equity stake in CGS set forth in Section 1(d) shall not have been made because the conditions precedent set forth in EXHIBIT A shall not have been satisfied, such installment or issuance of an equity stake shall be made as soon as reasonably practicable after satisfaction of such conditions precedent set forth in EXHIBIT A.

     (g) The auditors will be instructed to prepare a balance sheet, income statement and calculation of Actual EBITDA solely with respect to the Horizon Business, which statements shall be in form and substance reasonably acceptable to Horizon and CGS. An external Audit shall not be required if an internal Audit is found acceptable, agreed upon and signed-off by each of the Parties hereto.

2.   ADJUSTMENT OF CONSIDERATION

     (a) The amount of the 2nd Payment shall be adjusted downward in the event that CGS has notified Horizon of any Claim in an amount equal to the amount of such Claim (the "Claim Amount") and shall be withheld from such Payment, subject to the limits set forth in Section 2(d). Concurrently with the delivery of such notice by CGS to Horizon of the Claim pursuant to Section 6, the Claim Amount shall be deposited by CGS and retained in a segregated trust account until such Claim has been resolved in accordance with Section 6(b). For example, in the event the Claim Amount has been accepted by the Parties as $50,000, then the amount of the 2nd Payment shall be adjusted downwards in the amount of $50,000, such that the amount of the 2nd Payment shall be $607,500 - $50,000 = $557,500, and each eight consecutive monthly installment shall be $557,500 / 8 = $69,687.50.

     (b) (i) The amount of the 3rd Payment shall be adjusted upward in the event that Actual EBITDA for the Year ending December 31, 2006 exceeds Projected EBITDA in the amount of such excess, and downwards in the event that Actual EBITDA for the Year ending December 31, 2006 is less than Projected EBITDA in the amount of such shortfall, in each case subject to the limits set forth in Section 2(d). For example, in the event that Actual EBITDA for such period is $1,500,000, then the amount of the 3rd Payment shall be adjusted upwards in the amount of $1,500,000 - $1,350,000 = $150,000, such that the amount of the 3rd Payment shall be $1,012,500 + $150,000 = $1,162,500, and each eight consecutive monthly installment shall be $1,162,500 / 8 = $145,312.50. For example, in the event that Actual EBITDA for such period is $1,200,000, then the amount of the 3rd Payment shall be adjusted downwards in the amount of $1,350,000 - $1,200,000 = $150,000, such that the amount of the 3rd
          Payment shall be $1,012,500 - $150,000 = $862,500, and each eight consecutive monthly installment shall be $862,500 / 8 = $107,812.50.

          (ii) In the event that CGS has notified Horizon of any Claim, the Claim Amount shall be withheld from such Payment, subject to the limits set forth in Section 2(d). Concurrently with the delivery of such notice by CGS to Horizon of the Claim pursuant to Section 6, the Claim Amount shall be deposited by CGS and retained in a segregated trust account until such Claim has been resolved in accordance with
          Section 6(b). For example, in the event Actual EBITDA for such period is $1,350,000 and the Claim Amount has been accepted by the Parties as $100,000, then the amount of the 3rd Payment shall be adjusted downwards in the amount of $100,000, such that the amount of the 3rd Payment shall be $1,012,500 - $100,000 = $912,500, and each eight consecutive monthly installment shall be $912,500 / 8 = $114,062.50.

          (iii) For the avoidance of doubt, the adjustments set forth in Section 2(b)(i) and Section 2(b)(ii) shall be cumulative.

     (c) (i) The amount of the 4th Payment shall be adjusted upward in the event that Actual EBITDA for the Year ending December 31, 2007 exceeds Projected EBITDA in the amount of such excess, and downwards in the event that Actual EBITDA for the Year ending December 31, 2007 is less than Projected EBITDA in the amount of such shortfall, in each case subject to the limits set forth in Section 2(d). For example, in the event that Actual EBITDA for such period is $100,000, then the amount of the 4th Payment shall be adjusted downwards in the maximum amount of $1,012,500 pursuant to Section 2(d), such that the amount of the 4th Payment shall be $1,012,500 - $1,012,500 = $0, and each eight consecutive monthly installment shall be $0 / 12 = $0.

          (ii) In the event that CGS has notified Horizon of any Claim, the Claim Amount shall be withheld from such Payment, subject to the limits set forth in Section 2(d). Concurrently with the delivery of such notice by CGS to Horizon of the Claim pursuant to Section 6, the Claim Amount shall be deposited by CGS and retained in a segregated trust account until such Claim has been resolved in accordance with
          Section 6(b). For example, in the event Actual EBITDA for such period is $1,350,000 and the Claim Amount has been accepted by the Parties as $1,100,000, then the amount of the 4th Payment shall be adjusted downwards in the maximum amount of $1,012,500 pursuant to Section 2(d), such that the amount of the 4th Payment shall be $1,012,500 - $1,012,500 = $0, and each eight consecutive monthly installment shall be $0 / 12 = $0.

          (iii) For the avoidance of doubt, the adjustments set forth in Section 2(c)(i) and Section 2(c)(ii) shall be cumulative.

     (d) Notwithstanding the foregoing, the amount of any Payment subject to adjustment shall be subject to a maximum reduction equal to 100% of the original amount of such Payment.

3.   CLOSING/INTERIM MANAGEMENT/CGS MANAGEMENT DATE

     (a) The closing date of this asset purchase transaction shall be as of February 17, 2006 (the "Closing Date") and the rights and obligations of the parties as set out herein shall commence as of such date unless any modification thereof shall be agreed upon or ratified in writing by both parties, provided, however, that for the purposes of Section 1(b) the Closing Date shall be deemed to be October 3, 2005.

     (b)  At the Closing:

          (i) The amount of $250,000 shall be credited against the 1st Payment to reflect an advance of such amount made by SGI to Horizon in October 2005;

          (ii) HC Inc., THC Ltd. and HSS Inc. shall effect the assignment of all of the Horizon Assets to CSI by delivering to CSI the executed Instrument of Assignment set forth in SCHEDULE D hereto with the original contractual documents pertaining thereto. Pursuant to such assignment, CSI shall assume all rights and obligations with respect to the Horizon Assets from and after the Closing;

          (iii) In consideration of the agreement of CDC Corporation Limited to provide a Revolving Credit Agreement to SGI (which SGI shall use to provide substitute financing in place of the Rosenthal Financing Agreement), and which Horizon recognizes and acknowledges as a benefit to it, Horizon agrees to grant a first priority security interest over the assets set forth in EXHIBIT C hereto in favor of CDC Corporation Limited in order to secure the amounts borrowed and owing under such Revolving Credit Agreement. Horizon recognizes and acknowledges that Horizon's agreement to grant a first priority security interest to CDC Corporation Limited is necessary to induce CGS and CSI to enter into this Asset Purchase Agreement, and that without Horizon's commitment and agreement to grant such a first priority security interest concurrently with termination of the Rosenthal Financing Agreement and its replacement by CGS with a comparable financing facility, CGS and CSI would not have entered into this Asset Purchase Agreement.

     (c) At the Closing, CGS shall, for its convenience, require Horizon, acting at all times under the direction and control of CGS, to continue the management and operation of the contracts pertaining to the Horizon Assets on an interim basis until the agreed upon CGS Management Date. On the CGS Management Date:

          (i) Horizon shall procure the execution of employment agreements in substantially the form set forth in SCHEDULE E (each, an "Employment Agreement") by each member of the Management Team;

          (ii) Horizon shall deliver to CGS a legal opinion from the law firm of Gurnani and Gurnani or their immigration counsel of choice (which counsel shall be reasonably satisfactory to CGS), in substantially the same form and with substantially the same content as the form opinion set forth in SCHEDULE F-1 hereto.

          (iii) [INTENTIONALLY OMITTED]

          (iv) Horizon shall cause all cash in the Existing Horizon Accounts to be applied pursuant to the waterfall provisions set forth in Section 1(c).

     (d) Immediately after the CGS Management Date, Horizon shall commence a process to procure within a reasonable time after Closing (and deliver to CGS), from each of the employees listed in SCHEDULE B hereto (collectively, the "Employees"), his or her unequivocal written consent (in English) to the assignment of his or her employment contract from Horizon to CGS.

     (e) Immediately after the CGS Management Date, CGS shall open a new bank account in the name of CSI (the "New Horizon Account") for the Horizon Business and will file such documents as may be necessary to conduct business under such name. All the revenues and other monies generated by and from the Horizon Business shall be deposited in the New Horizon Account, and all withdrawals, payments and checks written from the New Horizon Account shall be approved by authorized signatories of CGS who need not include members of the Management Team.

     (f) Immediately after the CGS Management Date, Horizon shall cause the authorized signatories with respect to the Existing Horizon Accounts to be changed to the Authorized Signatories.

4.   COVENANTS

     (a) Horizon shall remain liable for the Retained Liabilities following the Closing Date, including, without limitation, any liabilities arising out of the Horizon Business and Horizon Assets before the Closing Date. CSI agrees to assume the liabilities and obligations relating to the Horizon Business and Horizon Assets arising on or after the Closing Date.

     (b) Horizon and CGS shall undertake such actions as are reasonably required in order to ensure that after the Closing Date the staffing of the Canadian Contracts set forth in SCHEDULE A-3 hereto shall continue to be staffed in a manner in compliance with all applicable immigration laws of Canada while preserving the effectiveness and intent that CGS is purchasing such Canadian Contracts pursuant to this Asset Purchase Agreement, including (1) all proceeds and revenues from such Canadian Contracts and (2) the right of CGS to demand and enforce the transfer and assignment of such Canadian Contracts.

     (c) (i) Horizon shall, as and when directed by CGS, deliver a notice of assignment and request for consent in the form set forth in SCHEDULE G to the transfer of all rights, title, benefits and obligations of the contracts pertaining to the Horizon Assets from Horizon to CSI to all customers and end-clients associated with the Horizon Assets set forth in SCHEDULE A-1, A-2 AND A-3 hereto (collectively, the "Customers").

          (ii) For the avoidance of doubt, unless the Contract between the Customer and Horizon specifically requires the consent of the Customer to transfer such rights, title, benefits and obligations from Horizon to CSI, the return of an executed consent of such Customer shall not be required to effectuate such transfer, and such transfer shall be deemed to occur on the Closing Date. In the event the Contract between the Customer and Horizon specifically requires the consent of the Customer to transfer such rights, title, benefits and obligations from Horizon to CSI, and should such Customer fail to return an duly signed consent without qualifications on or before September 30, 2006 or such extended date as may be permitted by CSI, the Horizon Asset associated with such Contract shall not be transferred to CSI, but rather shall remain an asset of Horizon (a "Retained Asset"), and Horizon and CSI shall enter into a sub-contract (if permitted by the Contract) whereby CSI shall perform all obligations thereunder for the same consideration set forth in such Retained Asset. In such a circumstance, for the avoidance of doubt, (A) the employees assigned to the performance of Retained Assets (the "Contracted Employees") shall be transferred to CSI, (B) the retention by Horizon of the Retained Assets and the employment of the Contracted Employees shall be deemed not to violate the non-competition covenants in this Asset Purchase Agreement or the Employment Agreements and (C) such Retained Assets shall be transferred and assigned to CSI if at a future time a consent may be obtained from the Customer. Horizon agrees that upon the following renewal of the Contract with any Customer made after the Closing Date, such renewal shall be made with CSI as the contracting party.

          (iii) In order to secure the value of the purchase of the Horizon Assets from Horizon hereunder, each member of the Management Team agrees to grant a first priority security interest to CGS over 100% of the shares of HC Inc. In the event of any of the following:

          (A) More than 15% of the Customers by number who have Contracts on the Closing Date terminate their Contracts because of the assignment of the Horizon Assets to CSI;

          (B) Customers accounting for more than 15% of the revenues under the Contracts on the Closing Date terminate their Contracts because of the assignment of the Horizon Assets to CSI;

          (C) More than 15% of the Employees by number listed in SCHEDULE B hereto terminate their employment contracts because of the assignment of the Horizon Assets to CSI;

          then, at the option of CGS in its sole discretion but after consultation with the Management Team, CGS may foreclose over the shares of HC Inc. The Parties acknowledge and agree that the intent of such a foreclosure would be to preserve the value of the Horizon Assets, and to prevent Customers and Employees from terminating their respective contracts with Horizon as a result of the purchase of the Horizon Assets hereunder through an assignment. In such an event, the Parties agree to negotiate in good faith the disposition of the assets and liabilities of Horizon which were not intended to be purchased by CGS pursuant to the terms of this Asset Purchase Agreement.

          Notwithstanding anything in the foregoing Section 4(c)(iii), the provisions of this Section 4(c)(iii) shall terminate and expire, and be of no further force or effect, at such time as Rosenthal & Rosenthal shall assign its security interest under the

          Rosenthal Financing Agreement to CDC Corporation Limited to secure the amounts under the Revolving Credit Agreement.

          (iv) Concurrently with the delivery of the notice of assignment and request for consent set forth in Section 4(c)(i), Horizon shall instruct each Customer that all receivables accruing as and from the date of such notice shall thereafter be paid to CSI or remitted to the New Horizon Account as may be provided by CGS.

     (d) (i) CGS covenants that the receivables due to Horizon as of the Closing Date for services performed during any period prior to the Closing Date (the "Horizon Accounts Receivable") shall be for the account of Horizon (subject to the provisions of Section 3(c)(iv) and Section 4(k)), and Horizon shall be solely responsible for any collection of the same. Horizon may take such action that Horizon deems reasonably necessary to collect such accounts receivable; provided, however, that such action shall not diminish, interfere or threaten the value of any of the Horizon Assets purchased hereunder without the prior written consent of CGS.

          (ii) To the extent that CGS receives any amount representing payment of any Horizon Accounts Receivable, CGS shall hold such amount in trust for Horizon, and shall within five (5) business days of receipt of such amount remit such amount to Horizon subject to the provisions of Section 3(c)(iv) and Section 4(k).

          (iii) To the extent that Horizon receives any amount representing payment of any accounts receivable pertaining to the Horizon Assets (or other return on such Horizon Asset) arising from and after the Closing Date but prior to the CGS Management Date, Horizon shall hold such amount in trust for CGS, and pay payables incurred in the ordinary course of business with respect operations of the Horizon Business after the Closing Date or make payment to the appropriate parties pursuant to the provisions of Section 3(c)(iv); provided, however, that written notice of such application shall be provided to CGS.

          (iv) To the extent that Horizon receives any amount representing payment of any accounts receivable pertaining to the Horizon Assets (or other return on such Horizon Asset) arising from and after the CGS Management Date, all of such amounts shall be remitted to the New Horizon Account.

     (e) CSI agrees to offer to the Employees, as of the Closing Date, a continuation of their employment contracts under the existing employment conditions as of the Closing Date and with acknowledgement of the length of service with Horizon.

     (f) Horizon assigns and CSI undertakes to assume all rights and obligations under the employment and consulting contracts relating to the Employees, and Horizon agrees to obtain the approval of such Employees to replace Horizon with CSI as employer or contract party as of or reasonably after the Closing Date or CGS Management Date as may be acceptable to CGS. For the avoidance of doubt, unless the employment and consulting contracts relating to the Employees and Horizon specifically requires the consent of such Employee to the assignment and assumption of all rights and obligations, the written approval of such Employee shall not be required to effectuate such assignment and assumption, and such transfer shall be deemed to occur on the Closing Date or CGS Management Date as may be mutually acceptable to CGS and Horizon. In the event the employment and consulting contracts relating to the Employees and Horizon specifically requires the consent of such Employee to the assignment and assumption of all rights and obligations, and should such approval has not been granted by April 30, 2006, any offer of employment or consulting contract by CSI shall expire, and Horizon undertakes to promptly fulfill and terminate its obligations towards such employee or contractor. The Parties may, however, mutually agree that such Employees may be subcontracted by Horizon to CSI at an agreed upon cost; provided, however, that if Horizon and any such Employee do not mutually agree, Horizon shall not employ or use such Employee as a contractor for the length of the non-compete period set forth in Section 4(j). Upon the following renewal of the employment or consulting contract with any Employee, the Parties each agree that any offer shall be made with CSI as the contracting party.

     (g) (i) Except as otherwise specifically referred to in this Asset Purchase Agreement, CGS or Horizon, acting under the direction of CGS as interim manager for the benefit of CGS, shall carry on the Horizon Business following the Closing Date in the ordinary course and substantially in the same manner as heretofore carried on and to use its reasonable best efforts to preserve the business and relationships with the Customers and the Employees.

          (ii) During the term of his Employment Agreement (and subject to the provisions thereof), Shirish Nadkarni shall have executive responsibility and control of the running of the Horizon Business.

          (iii) CGS will advise Horizon promptly in writing of any material adverse change in the financial condition or business of CGS, and Horizon will ensure that Shirish Nadkarni shall advise CGS promptly in writing of any material adverse change in the financial condition or business of the Horizon Business.

     (h) Horizon specifically covenants to assume the costs of immigration processing which may be reasonably required to transfer the Horizon Assets from Horizon to CGS (excluding the payment of future immigration processing costs associated with renewals of immigration status in the ordinary course of business).

     (i) Except as permitted by CGS, Horizon agrees not to borrow any additional funds under or utilize the Rosenthal Financing Agreement. Promptly upon the repayment in full of all amounts due and owing under the Rosenthal Financing Agreement, Horizon agrees to terminate such facility; provided, however, that it shall instruct Rosenthal & Rosenthal, Inc., as lender, to assign its security interest under the Rosenthal Financing Agreement to CDC Corporation Limited to secure the amounts under the Revolving Credit Agreement.

     (j) (i) Each of HC Inc., THC Ltd. and HSS Inc. agrees on behalf of itself and each of its affiliates (together, the "Restricted Entities"), that for so long as CGS shall conduct the Horizon Business (the "Restricted Period"), that the Restricted Entities shall not (except by way of interim management under the direction of CGS for the benefit of CGS as provided herein) without the express written consent of the Board of Directors or the Chief Executive Officer of CDC Corporation, directly or indirectly:

               (A) advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or lend to, any business that supplies services to customers located anywhere in the world of the kind conducted through the Horizon Business;

               (B) own an interest in, lend money or render financial or other assistance to, any person that competes with the Horizon Business located anywhere in the world;

               (C) in any way for the purpose of conducting or engaging in any business that supplies services to customers located anywhere in the world of the kind conducted through the Horizon Business, call upon, solicit, advise or otherwise do business with any customers, employees or contractors with whom Horizon had any dealings during the 12 months prior to the Closing Date; or

               (D) in any way, for any purpose whatsoever, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee or contractor who during the 12 months prior to Closing Date, was employed or in any way engaged with the Horizon Business.

          (ii) For purposes of this Section 4(j), "directly" shall include as a director, officer, employee, manager, partner, stockholder, independent contractor, advisor, consultant or otherwise and "indirectly" shall include in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee, investor, lender or shareholder.

          (iii) IN CONNECTION WITH THIS SECTION 4(j), EACH RESTRICTED ENTTIY REPRESENTS THAT THE LIMITATIONS SET FORTH HEREIN ARE REASONABLE AND PROPERLY REQUIRED FOR THE ADEQUATE PROTECTION OF CGS AND THE HORIZON BUSINESS.

          (iv) Each Restricted Entity acknowledges that CGS (and its affiliates) and the Horizon Business may suffer irreparable harm, which cannot readily be measured in monetary terms, if the Restricted Entity breaches the obligations under this Section 4(j). Each Restricted Entity further acknowledges and agrees that CGS (and its affiliates) and the Horizon Business may obtain injunctive or other equitable relief against it to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, the Restricted Entity will cure such breach as promptly as practicable upon notice of such breach to the Restricted Entity. Such injunctive relief shall be in addition to any other remedies CGS (and its affiliates) and the Horizon Business might have under this Asset Purchase Agreement or at law.

     (k) Horizon shall cause (when received) payments for all Horizon Accounts Receivable (ie. any accounts receivable associated with the Horizon Assets arising before the Closing Date) to be applied pursuant to the waterfall provisions set forth in Section 1(c) or (with notice to and the prior written consent of CGS) applied toward Retained Liabilities discovered after the Closing Date. The obligation of Horizon as set out herein may be satisfied in part or in full by the payment of all balances in Existing Horizon Accounts to CGS or CSI as of the CGS Management Date in accordance with the provisions of Section 1(c) and
          Section 3(c)(iv).

     (l) Horizon agrees that, at any time and from time to time, at the request of CGS, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that CGS may otherwise reasonably request in order to carry out the provisions of this Asset Purchase Agreement. This shall include, but not be limited to, perfecting and protecting any security interest granted or purported to be granted in connection with this Asset

          Purchase Agreement or assigning, transferring or delivering any consulting contracts which any of HC Inc., THC Ltd. or HSS Inc. may enter into after the Closing Date which are substantially similar in character to the Contracts.

5.   REPRESENTATIONS AND WARRANTIES OF HORIZON

     (a) Horizon hereby represents and warrants as at the Closing Date (and unless otherwise specified, at the time of the making of each of the Payments), that:

          (i) Each of the representations and warranties in this Section 5 are true and correct on the Closing Date or date of making Payment, as the case may be, except as otherwise provided herein;

          (ii) As they relate to obligations of Horizon, Horizon has performed or is compliance with each of the covenants set forth in Section 4 on the Closing Date, CGS Management Date or date of making Payment, as the case may be.

          (iii) As at the Closing Date, based upon the revenues received through the Closing Date and the work that has been commissioned by the Customers and assuming that the services to be performed under the Contracts are not reduced at the request of the relevant Customers and assuming further that any Contract that terminates according to its term prior to December 31, 2007 will be renewed on substantially similar terms, the Horizon Assets are currently projected to generate an aggregate amount equal to the Projected EBITDA during each of the Years ending December 31, 2006 and 2007;

          (iv) As at the Closing Date, each Employee who will be transferred to CGS upon or after the Closing Date as set forth on SCHEDULE A-1 is in lawful non-immigrant or lawful permanent resident status in the United States of America and, to Horizon's knowledge, has neither committed any act nor allowed any omission which would change that status, nor has Horizon received any notice, order or other communication from the Immigration Service or the Department of Labor which would affect such status;

          (v) As at the Closing Date, HSS Inc. has no Employees. As at the Closing Date, Horizon has staffed the contracts set forth on SCHEDULE A-3 hereto in a lawful manner in compliance with the immigration laws of Canada, and immediately after the Closing as a result of the consummation of the transactions set forth in this Asset Purchase Agreement, such contracts set forth on SCHEDULE A-3 hereto shall continue to be staffed in a lawful manner in compliance with the immigration laws of Canada while preserving the effectiveness and intent that CGS is purchasing such contracts pursuant to this Asset Purchase Agreement, including (1) all proceeds and revenues from such contracts and
               (2) the right of CGS to demand and enforce the transfer and assignment of such contracts.

          (vi) The Board of Directors of each Horizon company has reviewed this Asset Purchase Agreement and each Board is of the opinion that the transactions herein are fair transactions with CGS giving good and sufficient consideration for the assets sold, transferred and assigned by this Asset Purchase Agreement;

          (vii) Except for an overdraft under the Rosenthal Financing Agreement known to CGS, as of the Closing Date or date of Payment, as the case may be, no amounts are or shall be overdue or in default under any of the Rosenthal Financing Agreement, Unity Loan or SBA Loan;

          (viii) As of the Closing Date or date of Payment, as the case may be, CDC Corporation Limited has a valid, perfected security interest over the assets set forth in EXHIBIT C to secure the amounts borrowed and owing under the Revolving Credit Agreement.

          (ix) The execution, delivery and performance by the Horizon of this Asset Purchase Agreement and each other document to which Horizon is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within Horizon's corporate powers, have been duly authorized by all necessary corporate action and do not (a) contravene the certificate of incorporation, bylaws, or other applicable governance document of any Horizon entity, (b) violate any applicable governmental law, rule regulation, order, judgment, directive or similar decision the violation of which could reasonably be expected to have a material adverse effect on the value of the Horizon Assets being transferred hereunder, or (c) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument binding on or affecting Horizon or any of their respective properties, the conflict, breach or default of which could reasonably be expected to have a material adverse effect on the value of the Horizon Assets being transferred hereunder.

          (x) This Asset Purchase Agreement has been, and each other document to which Horizon is or is to be a party when delivered hereunder will be, duly executed and delivered by each respective Horizon entity. Assuming due execution and delivery by CGS and CSI, this Asset Purchase Agreement is, and the other documents to which Horizon is or is to be a party when delivered, will be, legal, valid and binding obligations of each respective Horizon entity, enforceable against each respective Horizon entity in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or by general principles of equity.

          (xi) As of the Closing Date, each Contract to which Horizon is a party which pertains to a Horizon Asset being transferred hereunder has been duly executed by the respective Horizon entity part thereto, as applicable, and creates an enforceable obligation of such Horizon entity, as applicable, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or by general principles of equity.

6.   INDEMNIFICATION

     (a) Neither CGS nor CSI shall be liable for any of the Retained Liabilities whatsoever or howsoever arising. If any claim, demand, action or proceeding is made, instituted or threatened against CGS or CSI in respect of a Retained Liability (a "Third Party Claim"), the following procedure shall apply:

          (1) CGS will give prompt written notice of the Third Party Claim to Horizon and will ensure that it consults with Horizon concerning the Third Party Claim;

          (2) CGS will not admit, compromise, settle or pay any Third Party Claim or take any other steps which may in any way prejudice the defense or challenge thereof without the prior written consent of Horizon;

          (3) CGS will permit Horizon to take such reasonable action in the name of CGS to defend or otherwise settle the Third Party Claim as Horizon may reasonably require;

          (4) CGS will ensure that Horizon and its representatives are given reasonable access to such of the documents and records of CGS as may be reasonably required by Horizon in relation to any action taken or proposed to be taken by Horizon; and

          (5) CGS will ensure that it does not do or cause to be done anything in relation to the Third Party Claim which compromises or prejudices Horizon's rights; provided, however, that nothing in the foregoing shall be deemed to prevent CGS from taking such action which upon the advice of counsel to CGS shall be considered reasonably necessary so as not to compromise or prejudice CGS's rights or to diminish, interfere or threaten the value of the Horizon Assets purchased hereunder, taken as a whole.

     (b) Horizon hereby agrees to indemnify CGS and CSI from any and all Third Party Claims and breaches of any of the representations, warranties and covenants made in this Asset Purchase Agreement by Horizon (together, a "Claim"). The representations, warranties and indemnities set forth in this Asset Purchase Agreement shall expire upon the making of the last instalment payment under the 4th Payment (the "Expiration Date"). In order to be a valid claim for indemnification, such Claim must be asserted by CGS no later than ninety (90) days after CGS becomes aware of the Claim, and in all cases prior to the Expiration Date. In the event that CGS notifies Horizon of a Claim for indemnification hereunder, Horizon shall have a period of thirty (30) days to accept or reject such Claim. In the event that Horizon accepts a Claim, Horizon shall at its option (i) pay the amount of such Claim to CGS directly in immediately available funds, (ii) be deemed to have agreed to allow CGS to deduct from any amounts held in segregated trust accounts for Horizon, an amount equal to such Claim, to the extent such amounts are available, or (iii) be deemed to have agreed to allow CGS to deduct an amount equal to such Claim from the Payments in the manner set forth in Section 2. In the event that Horizon rejects a Claim, the Parties shall within thirty (30) days following notice of the rejection of such Claim meet to discuss such Claim. In the event that such discussions do not resolve the Claim, the Parties agree to submit to the arbitration of such Claim by the American Arbitration Association (using the rules for the appointment of one arbitrator) and to accept the award delivered in such arbitration. The arbitration shall take place in New Jersey. The costs of conducting such arbitration, as determined by the arbitrator, shall be borne by the losing Party. In the event that any rejected Claim has not been resolved on either the date of determination of the 3rd or 4th Payment, the Parties agree that CGS shall maintain in a segregated trust account an amount equal to such Claim pending resolution of such Claim in accordance with this Section 6.

7.   OTHER TERMS

     (a)  This Asset Purchase Agreement other than a dispute arising under
          Section 6(b) shall be governed by the laws of the State of New Jersey, without reference to the conflict of law provisions thereof.

     (b) Should any dispute arise regarding this Asset Purchase Agreement, the Parties hereto consent to the exclusive jurisdiction of the courts of either New Jersey or New York.

     (c) This Asset Purchase Agreement shall be binding on the Parties, their successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, employees, and shareholders.

     (d) Each of the signatories to this Asset Purchase Agreement represents and warrants that he is authorized to execute this Asset Purchase Agreement on behalf of such Party, and that this Asset Purchase Agreement represents a valid, binding and enforceable obligation of such Party.

     (e) This Agreement and each Party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other Parties.

     (f) This Asset Purchase Agreement reflects the complete agreement between the Parties, and supersedes any and all prior agreements, understandings, promises, warranties and representations made by and to each other with respect to its subject matter (including, but not limited to, the Asset Purchase Agreement dated October 3, 2005 among Tiffinbox, Inc., dba Horizon Companies, Horizon Companies, Inc. and Trans Horizon Consulting (India) Ltd. which is considered null and void).

     (g) The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choosing prior to entering into this Asset Purchase Agreement and that they enter this Asset Purchase Agreement freely and voluntarily.

     (h) For all notices relating to this Asset Purchase Agreement, notices to CGS or CSI shall be sent by mail and fax to:

          c/o Rajan Vaz
          CDC Global Services, Inc.
          373-E Route 46 West
          Fairfield, NJ 07004 USA

          Facsimile number: +1-973-882-9783

          With a copy to:

          Head of the Legal Department
          c/o CDC Corporation
          34th Floor, Citicorp Centre
          18 Whitfield Road
          Causeway Bay, Hong Kong

          Facsimile number: +852-2237-7227

          while notices to HC Inc., THC Ltd. and/or HSS Inc. shall be sent by mail and fax to:

          (prior to February 27, 2006)

          c/o Shirish Nadkarni
          Horizon Companies, Inc.
          2025 Lincoln Highway, Suite 322
          Edison, NJ 08817
          USA

          Facsimile number: +1--732-650-0052

          (from and after February 27, 2006)

          c/o Shirish Nadkarni
          Horizon Companies, Inc.
          3830 Park Avenue
          Edison, NJ 08817

          USA

          Facsimile number: +1--732-650-0052

     (i) Any notices of change of address or facsimile number shall be effective on the 15th day after such notice is received by the Party to whom such notice is addressed.

     (j) This Asset Purchase Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one an the same instrument.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE HEREBY EXECUTED THIS ASSET PURCHASE AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE:

Horizon Companies, Inc.


By: /s/ Shirish R. Nadkarni
    ---------------------------------------
Name: Shirish R. Nadkarni
Title: Chief Executive Officer and Director


Trans Horizon Consulting (India) Ltd.


By: /s/ Shirish R. Nadkarni
    ---------------------------------------
Name: Shirish R. Nadkarni
Title: Chief Executive Officer and Director


Horizon Software Services Inc.


By: /s/ Shirish R. Nadkarni
    ---------------------------------------
Name: Shirish Nadkarni
Title: Chief Executive Officer and Director


CDC Global Services,  Inc.


By: /s/ Rajan Vaz
    ---------------------------------------
Name: Rajan Vaz
Title: Managing Director


CDC Services,  Inc. dba Horizon Companies


By: /s/ Rajan Vaz
    ---------------------------------------
Name: Rajan Vaz
Title: Managing Director

                                  SCHEDULE A-1
                CONSULTING CONTRACTS TO BE PURCHASED FROM HC INC.

                                [INSERT SCHEDULE]

                                  SCHEDULE A-2
               CONSULTING CONTRACTS TO BE PURCHASED FROM THC LTD.

                                [INSERT SCHEDULE]

                                  SCHEDULE A-3
               CONSULTING CONTRACTS TO BE PURCHASED FROM HSS INC.

iGATE Corporation

                                                                      SCHEDULE B

    PAYROLL DATA FOR EMPLOYEES REFERENCED IN SCHEDULE A (AS OF [INSERT DATE])

                                [INSERT SCHEDULE]

                                   SCHEDULE C
           AGREED COSTS TO BE DEDUCTED FOR ACTUAL EBITDA CALCULATIONS

The following costs for the relevant time period shall be deducted as expenses associated with the Horizon Assets in determining the Actual EBITDA for that particular period:

     1. Any actual direct costs attributable to the Employees in connection with the performance of the Contracts (including but not limited to payroll, payroll taxes, medical, insurance, future immigration and relocation costs);

     2. No overhead allocations will be charged to Horizon Assets for the first two (2) months. An overhead allocation of 1 to 3% of gross revenues will be charged by CGS to Horizon Assets after two months determined in accordance with US GAAP to cover selling, marketing and general administrative costs of CGS attributable to the Horizon Assets. The exact percentage will be mutually determined after each Party has had some experience of operating under the Asset Purchase Agreement.

     3. All direct and indirect costs associated with the marketing personnel employed solely with respect to the Horizon Assets.

     4. The periodic costs associated with the Employment Agreements of each member of the Management Team, including, but not limited to, the salary and bonus payments made to Shirish Nadkarni and Girish Nadkarni (which employment contracts are exhibited as Schedule E hereto).

     5. All of the above costs related to the Horizon Assets arising between November 1, 2005 and the Closing inclusive shall be specifically deductible from the Actual EBITDA for the period ending December 31, 2005.

                                   SCHEDULE D
                         FORMAL INSTRUMENT OF ASSIGNMENT

      INSTRUMENT OF ASSIGNMENT TO CDC SERVICES, INC. DBA HORIZON COMPANIES

Reference is hereby made to the Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of February 17, 2006, made by and among CDC GLOBAL SERVICES, INC., a Delaware corporation, whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CGS"), CDC SERVICES, INC. DBA HORIZON COMPANIES, a Delaware corporation, whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CSI"), HORIZON COMPANIES, INC., a New Jersey corporation, whose principal business address is 2025 Lincoln Highway, Suite 322, Edison, NJ 08817, USA with facsimile number +1-732-650-0054 (after February 27, 2006: 3830 Park Avenue, Edison, NJ 08820 USA) ("HC Inc."), TRANS HORIZON CONSULTING (INDIA) LTD., a company incorporated under the laws of the Republic of India, whose principal business address is Jagdamba House, Peru Baug, Goregaon (East), Mumbai 400063 with facsimile number +011-91-22-26865562 ("THC Ltd.") and HORIZON SOFTWARE SERVICES INC., a company incorporated under the laws of Canada whose principal business address is 11873 72A Avenue, Delta, BC V4C 1B4, Canada with facsimile number +1-604-502-8947 with another office at 5223 Fairford Crescent, Unit #52, Mississauga, Ontario L5V-2M6, Canada with facsimile number +1-905-507-6165 ("HSS Inc."). Capitalized term used herein without definition shall have the meaning given to such term in the Asset Purchase Agreement.

Pursuant to Section 3(b)(ii) of the Asset Purchase Agreement, each of HC Inc., THC Ltd. and HSS Inc. hereby expressly and irrevocably assigns, transfers and delivers to CSI the Horizon Assets described below consisting of :

(1) all proceeds and all revenues earned from the contracts (including all revenue produced by such contracts from and after the date of this assignment) set forth in SCHEDULE A-1, A-2 AND A-3 of the Asset Purchase Agreement;

(2) an irrevocable option, enforceable at the request of CGS, to require Horizon to assign, transfer and deliver to CSI all contracts set forth in SCHEDULE A-1, A-2 AND A-3 of the Asset Purchase Agreement which may be assigned to CGS without jeopardizing the revenues and proceeds earned from such contracts;

(3) all intangible assets such as copyrights, brands, trademarks, patents, licenses, franchises, customer lists, and goodwill as defined in the Asset Purchase Agreement;

(4) all consulting contracts which any of HC Inc., THC Ltd. or HSS Inc. may enter into after the Closing Date which are substantially similar in character to the contracts set forth in SCHEDULE A-1, A-2 AND A-3 (together, the "Contracts"), unless rejected by CGS pursuant to the terms of the Asset Purchase Agreement.); and

(5) All employment contracts between any of HC Inc., THC Ltd. and HSS Inc. with the employees listed in SCHEDULE B of the Asset Purchase Agreement to the extent assignment of such contracts shall not be unlawful.

Horizon hereby irrevocably confers on CSI all of its right, title and interest in the same, for CSI to otherwise deal with the aforesaid tangible and intangible property as it deems fit and proper and all of the same shall inure to the benefit of the successors and assigns of CSI. In connection with the foregoing assignment and as condition thereof, CSI hereby assumes all obligations relating to the use, operation and management of the Horizon Assets from and after the date of this assignment.

Executed copies of the contracts referred to in the foregoing instrument of assignment are attached hereto,

Executed this __ day of ____________ by

Horizon Companies, Inc.


By:
    ---------------------------------------
Name:
      -------------------------------------
Title: Chief Executive Officer and Director


Trans Horizon Consulting (India) Ltd.


By:
    ---------------------------------------
Name:
      -------------------------------------
Title: Chief Executive Officer and Director


Horizon Software Services Inc.


By:
    ---------------------------------------
Name:
      -------------------------------------
Title: Chief Executive Officer and Director


ACCEPTED AND AGREED

CDC Global Services, Inc.


By:
    ---------------------------------------
Name: Rajan Vaz
Title:
       ------------------------------------


CDC Services, Inc. dba Horizon Companies


By:
    ---------------------------------------
Name: Rajan Vaz
Title:
       ------------------------------------

 SCHEDULE E - FORM OF EMPLOYMENT CONTRACT FOR EACH MEMBER OF THE MANAGEMENT TEAM

                                 [INSERT FORMS]

                                  SCHEDULE F-1
             FORM OF LEGAL OPINION TO BE PROVIDED BY HORIZON TO CGS

February 17, 2006

The Board of Directors
CDC Global Services, Inc.
373-East Route 46 West
Fairfield, NJ 07004

The Board of Directors
Horizon Companies, Inc.
2025 Lincoln Highway, Suite 322
Edison, NJ 08817

     Re: Asset Purchase Transaction and Its Status as a "Successor-in-Interest" in respect of those Consulting Agreements under the United States Immigration and Nationality Act

Dear Sir/Madam,

We are immigration law counsel for Horizon Companies, Inc., a New Jersey corporation (the "Company"). This opinion is furnished pursuant to your request.

We have examined a copy of the Asset Purchase Agreement dated as of February 17, 2006 among CDC Global Services, Inc., CDC Services, Inc. dba Horizon Companies, Horizon Companies, Inc., Trans Horizon Consulting (India) Ltd. and Horizon Software Services Inc., a copy of which is attached hereto for identification purposes (together with the Schedules and Exhibits thereto, the "Documents"). Unless otherwise defined herein, terms defined in the Documents shall have the same meanings herein. In addition, we have made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents, we have assumed that each party to one or more of the Documents other than the Company has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered such Documents, and that such Documents constitute the legal, valid and binding obligations of such party.

Based upon and subject to the foregoing, we are of the opinion that:

     (a) Regulations clearly state (see 20CFR Section 655.730(e)) "Where an employer corporation changes its corporate structure as the result of an acquisition, merger, "spin-off", or other such action, the new employing entity is not required to file new LCAs and H-1B petitions with respect to the H-1B non-immigrants transferred to the employ of the new employing entity (regardless of whether there is a change in the Employer Identification Number (EIN)), provided that the new employing entity maintains in its records a list of the H-1B non-immigrants transferred to the employ of the new employing entity, and maintains in the public access file(s) (see Section 655.760) a document containing all of the following."

               (i) Each affected LCA number and its date of certification;

               (ii) A description of the new employing entity's actual wage system applicable to H-1B nonimmigrant(s) who become employees of the new employing entity;

               (iii) The employer identification number (EIN) of the new employing entity (whether or not different from that of the predecessor entity); and

               (iv) A sworn statement by an authorized representative of the new employing entity expressly acknowledging such entity's assumption of all obligations, liabilities and undertakings arising from or under attestations made in each certified and still effective LCA filed by the predecessor entity. Unless such statement is executed and made available in accordance with this paragraph, the new employing entity shall not employ any of the predecessor entity's H-1B nonimmigrants without filing new LCAs and petitions for such nonimmigrants. The new employing entity's statement shall include such entity's explicit agreement to:

                    (A) Abide by the DOL's H-1B regulations applicable to the
               LCAs;

                    (B) Maintain a copy of the statement in the public access
               file (see Section 655.760); and

                    (C) Make the document available to any member of the public or the Department upon request.

     (b) In this instance the transaction between Horizon and CSI seems to one of an "asset purchase transaction". The regulations do not specify if an "asset purchase transaction" is included within the meaning "where an employer corporation changes its corporate structure". However, they have mentioned transactions such as "acquisitions, merger, spin-off, or other such action" as evidence of corporate change. A close reading of the language of the statute and regulations shows that the rule makers did not intend to restrict the meaning of corporate changes to exclude other transactions such as consolidations, stock and asset purchases, joint ventures and strategic alliances, among other transactions.

     (c) Therefore, I favor the more liberal interpretation of the statute, and I am of the opinion that the acquisition by CSI of the Horizon employment agreements corresponding to those consultants listed in Schedule A-1 of Documents under the provisions thereof comes within the meaning of Section 214(c) of the Immigration and Nationality Act, 8 U.S.C. 1184(c)(10), despite the fact that CGS is not acquiring all of nor succeeding to all of the obligations of Horizon. (Where a new corporate entity succeeds to the interests and obligations of the original petitioning employer and where the terms and conditions of employment remain the same but for the identity of the petitioner, an amended H1-B petition shall not be required. Such acquisition will not require CGS or CSI to submit an amended H-1B visa petition on behalf of any of the consultants corresponding to any of the Consulting Agreements, until such time as the USCIS clarifies or issues an explanation of the regulations. A new petition shall be required upon the filing of any extensions.)

     (d) CSI shall be obligated to maintain in its records a list of the H-1B non-immigrants transferred to the employ of the new employing entity, and maintain its public access file(s) (see Section 655.760) a document containing all of the following: (i) each affected LCA number and its date of certification; (ii) a description of the new employing entity's actual wage system applicable to H-1B nonimmigrant(s) who become employees of the new employing entity; (iii) the employer identification number (EIN) of the new employing entity (whether or not different from that of the predecessor entity); and (iv) a sworn statement by an authorized representative of the new employing entity expressly acknowledging such entity's assumption of all obligations, liabilities and undertakings arising from or under attestations made in each certified and still effective LCA filed by the predecessor entity. Unless such statement is executed and made available in accordance with this paragraph, the new employing entity shall not employ any of the predecessor entity's H-1B non-immigrants without filing new LCAs and petitions for such non-immigrants. The new employing entity's statement shall include such entity's explicit agreement to: (A) abide by the DOL's H-1B regulations applicable to the LCAs; (B) maintain a copy of the statement in the public access file (see Section 655.760); and (C) make the document available to any member of the public or the Department upon request."

We express no opinion as to matters governed by any laws other than the substantive federal laws of the United States, in each case which are in effect on the date hereof. We have assumed that the transaction contemplated by the Documents does not violate the public policy of any jurisdiction having a substantial relationship to that transaction and that no provision of the law of the United States applicable to the Documents violates the public policy of any other such jurisdictions.

Very truly yours,


-------------------------------------------

                                   SCHEDULE G

               FORM OF NOTICE AND REQUEST FOR CONSENT TO CUSTOMERS

To: [INSERT CUSTOMER NAME AND ADDRESS]

Subject: Merger of Consulting Divisions of Horizon Companies, Inc., Trans
         Horizon Consulting (India) Ltd. and Horizon Software Services, Inc. with CDC Services, Inc. dba Horizon Companies

Dear [INSERT CUSTOMER NAME]:

We would like to thank you for the opportunity you have provided to us to serve your consulting needs. We are pleased to inform you that Horizon's consulting division has been merged with CDC Services, Inc. dba Horizon Companies and will continue under the name 'Horizon CSI'. The contract between Horizon and your company will be assigned to CDC Services, Inc. dba Horizon Companies, and the reorganization is due to become effective February 17, 2006. We have been fortunate to retain the employees that worked with Horizon, so you will see familiar faces representing Horizon CSI.

We believe that this assignment will greatly enhance the capability of our business to address your needs as CDC Services, Inc. dba Horizon Companies has a wider range of experience and resources on which to draw.

Effective February 17, 2006 all invoicing for our consultants will be undertaken by CDC Services, Inc. dba Horizon Companies and all payments FOR THE PERIOD ENDING FEBRUARY 17, 2006 AND ONWARDS should be remitted to CDC Services, Inc. dba Horizon Companies, at 373-E Route 46 West, Fairfield, NJ 07004.

Any pending payments to Horizon Companies, Inc. for services provided prior to the date indicated above should be made to Horizon Companies, Inc. at 2025 Lincoln Highway, Suite 322, New Jersey, NJ 08817.

To confirm your agreement to this assignment, please sign a copy of the letter below and return it to Horizon at the address above. You should retain a copy for your records.

Thank you for your business and we look forward to continue to serve you. Please acknowledge the receipt of this letter by signing and faxing it back to us at 914-686-4666.

Regards,

Shirish Nadkarni
Chief Executive Officer

Customer:

I acknowledge receipt and agree to the matters set out above.


Signature:
           -------------------------
Name:
           -------------------------
Date:
           -------------------------

                                    EXHIBIT A

                          LIST OF CONDITIONS PRECEDENT

1. The representations and warranties set forth in Section 5 are true and correct.

2. Horizon shall be in compliance with each of the material provisions of this Asset Purchase Agreement.

3. HC Inc. shall have executed an instrument of assignment granting CDC Corporation Limited a valid, perfected security interest over the assets set forth in EXHIBIT C to secure the amounts borrowed and owing under the Revolving Credit Agreement between CDC Corporation Limited and SGI (but only to the extent of sum advanced by CGS/CSI to HC Inc.), it being agreed among the Parties that CGS shall receive from Horizon a grant of a valid, perfected first priority security interest when either CGS or any affiliated company shall provide financing to the Horizon Business thereby enabling the Management Team to terminate the Rosenthal Financing Agreement, and if required, the full payment and discharge of all liabilities of Horizon under the Unity Loan and SBA Loan.

4. Each member of the Management Team shall be in material compliance with the material provisions of his Employment Agreement as may be applicable on the date when any Payment under the terms of this Agreement is required to be made by CGS. Notwithstanding anything stated above in this Paragraph 4 or in the event either or both of Shirish Nadkarni or Girish Nadkarni shall not then be in the employment of CSI for whatever reason, there shall be no delay or failure to make any Payment due to Horizon (adjusted as provided herein), so long as 50% of Projected EBITDA is achieved by the Horizon Business.

                                   EXHIBIT B

                         EXISTING HORIZON BANK ACCOUNTS

                                    EXHIBIT C

               ASSETS TO SECURE THE LOAN AGREEMENT FROM CDC TO SGI

(1)  All of the outstanding shares of Horizon Companies, Inc.

(2) All of the shares of Mobiliti, Inc. owned by Horizon (Horizon owns 5184% of the total outstanding stock (common and preferred) not counting the vested but not exercised options

(3) The promissory note to Horizon from Mobiliti, Inc. (currently $506,745 outstanding)

(4) The interest in Communications Experts, Inc. held by each of Shirish Nadkarni (20%) and Girish Nadkarni (20%)

(5)  The following products developed and owned by Horizon:

     a.   FOREsure

     b.   LDAP tool-kit

     c.   SCTP Stack

     d.   The Learning Management System

     e.   H.323 Stack

                                   EXHIBIT D-1

                            FORM OF OPTION AGREEMENT

     This option agreement is entered into as of February 17, 2006 by and between CDC Global Services, Inc., a Delaware corporation ("Grantor") and Shirish R. Nadkarni ("Optionee") having a place of residence at 11 Hackett Drive, Edison, NJ 08820.

     WHEREAS, an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of February 17, 2006, has been made and entered into by and among CDC GLOBAL SERVICES, INC., a Delaware corporation whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CGS"), CDC SERVICES, INC. DBA HORIZON COMPANIES, a Delaware corporation, whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CSI"), HORIZON COMPANIES, INC., a New Jersey corporation, whose principal business address is 2025 Lincoln Highway, Suite 322, Edison, NJ 08817, USA with facsimile number +1-732-650-0054 (after February 27, 2006: 3830 Park Avenue, Edison, NJ 08820 USA) ("HC Inc."), TRANS HORIZON CONSULTING (INDIA) LTD., a company incorporated under the laws of the Republic of India, whose principal business address is Jagdamba House, Peru Baug, Goregaon (East), Mumbai 400063 with facsimile number +011-91-22-26865562 ("THC Ltd.") and HORIZON SOFTWARE SERVICES INC., a company incorporated under the laws of Canada whose principal business address is 11873 72A Avenue, Delta, BC V4C 1B4, Canada with facsimile number +1-604-502-8947 with another office at 5223 Fairford Crescent, Unit #52, Mississauga, Ontario L5V-2M6, Canada with facsimile number +1-905-507-6165 ("HSS Inc."); and

     WHEREAS, pursuant to Section 1(d) of the Asset Purchase Agreement, Optionee, in his capacity as a shareholder of HC Inc., may, subject to the terms and conditions therein, receive certain shares of common stock of CSI (the "Shares") from HC Inc.; and

     WHEREAS, pursuant to Section 1(d)(iv) of the Asset Purchase Agreement, CGS has agreed to grant Optionee an option to sell to CGS any or all of the Shares upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for good and valid consideration received by each party hereto under the terms of the Asset Purchase Agreement, CGS and Optionee agree as follows:

     1. CGS hereby grants to Optionee an irrevocable option to sell some or all Shares owned by him to CGS at any time beginning April 30, 2009 until 5:00 PM, EST, and ending on April 29, 2011, subject to the terms and conditions set out herein.

     2. (a) The put option granted herein may be exercised by the Optionee by written notice to that effect delivered to CGS sent by telefax, certified mail (return receipt requested) or delivery by a national courier service on or before the last date for exercise of the option et forth in Section 1 above. Such notice shall (i) set forth the number of Shares with respect to which this put option is being exercised and provisions with respect to the remittance of funds set forth in Section 4(a) below and (ii) be accompanied by the certificate(s) representing the Shares for which this put option is being exercised.

     (b) This option may be exercised by the Optionee, any proxy or attorney-in-fact of the Optionee, or any transferee, heir or successor in interest. Any time taken by CGS to verify the authenticity or validity of an exercise of this option by any person other than the Optionee shall not be operate an extension of time when the option is exercised, and the option will be deemed validly exercised if notice as provided above is tendered by any such party other than the Optionee in a timely manner as set out in Section 1 above.

     3. The purchase price of the Shares required to be paid by CGS to the Optionee or any party in interest as set out in Section 2 above shall be based on a price per Share calculated as follows:

     (a) Optionee will be the owner of between one to four blocks of Shares, each block representing 2.5% of the shares of common stock of CSI at the time of issuance. The number of Shares in each block of Shares will be different.

     (b) Each block of Shares will be assigned a value of $100,000.

     (c) The value of all blocks of Shares owned by Optionee divided by the aggregate number of Shares owned by Optionee in all of such blocks shall yield the price per Share at the time of exercise.

     4. (a) Upon the exercise of this put option by Optionee (or any party in interest), CGS shall pay to the party exercising the option the purchase price corresponding to the number of Shares with respect to which this put option is being exercised. Payment by CGS shall be made within 20 (twenty) business days of CGS's receipt of the notice of exercise of the put option, and shall be made by a bank cashier's check mailed by certified mail (return receipt requested) to the address designated in the notice of exercise or remitted by wire transfer to an account with respect to which remittance instructions has been provided in the notice of exercise.

     (b) If any amount payable by CGS hereunder is not paid when due, such amount shall bear interest from the due date until such amount is paid in full, at the rate of 5% per annum.

     (c) This put option may be exercised in whole or in part with respect to the Shares; provided, however, that it may be exercised a maximum of twice prior to the last date for the exercise thereof.

     5. CGS accepts the exclusive jurisdiction of the courts of the State of New Jersey or New York with respect to all litigation arising under the terms hereof.

     6. Notice with respect to the exercise of this put option shall be sent as set forth in the Asset Purchase Agreement, or to the last known address where CGS maintains or has maintained a place of business, and if such address shall not be known to the Optionee or a party in interest, the notice of exercise may be sent by certified mail (return receipt requested) to CGS, c/o Secretary of State, State of Delaware.

     7. The last date for the exercise of this put option shall be extended to the next business day if April 29, 2011 shall be a public holiday.

     In witness whereof, the parties hereto have executed this Option Agreement as of February 17, 2006.

                                        CDC GLOBAL SERVICES, INC.


                                        By:
                                            ------------------------------------

                                        ----------------------------------------
                                        Shirish R. Nadkarni

                                   EXHIBIT D-2

                            FORM OF OPTION AGREEMENT

     This option agreement is entered into as of February 17, 2006 by and between CDC Global Services, Inc., a Delaware corporation ("Grantor") and Girish
R. Nadkarni ("Optionee") having a place of residence at 92 Tingley Lane, Edison, NJ 08820.

     WHEREAS, an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of February 17, 2006, has been made and entered into by and among CDC GLOBAL SERVICES, INC., a Delaware corporation whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CGS"), CDC SERVICES, INC. DBA HORIZON COMPANIES, a Delaware corporation, whose principal business address is 373-E Route 46 West, Fairfield, NJ 07004, USA with facsimile number +1-973-882-9783 ("CSI"), HORIZON COMPANIES, INC., a New Jersey corporation, whose principal business address is 2025 Lincoln Highway, Suite 322, Edison, NJ 08817, USA with facsimile number +1-732-650-0054 (after February 27, 2006: 3830 Park Avenue, Edison, NJ 08820 USA) ("HC Inc."), TRANS HORIZON CONSULTING (INDIA) LTD., a company incorporated under the laws of the Republic of India, whose principal business address is Jagdamba House, Peru Baug, Goregaon (East), Mumbai 400063 with facsimile number +011-91-22-26865562 ("THC Ltd.") and HORIZON SOFTWARE SERVICES INC., a company incorporated under the laws of Canada whose principal business address is 11873 72A Avenue, Delta, BC V4C 1B4, Canada with facsimile number +1-604-502-8947 with another office at 5223 Fairford Crescent, Unit #52, Mississauga, Ontario L5V-2M6, Canada with facsimile number +1-905-507-6165 ("HSS Inc."); and

     WHEREAS, pursuant to Section 1(d) of the Asset Purchase Agreement, Optionee, in his capacity as a shareholder of HC Inc., may, subject to the terms and conditions therein, receive certain shares of common stock of CSI (the "Shares") from HC Inc.; and

     WHEREAS, pursuant to Section 1(d)(iv) of the Asset Purchase Agreement, CGS has agreed to grant Optionee an option to sell to CGS any or all of the Shares upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for good and valid consideration received by each party hereto under the terms of the Asset Purchase Agreement, CGS and Optionee agree as follows:

     1. CGS hereby grants to Optionee an irrevocable option to sell some or all Shares owned by him to CGS at any time beginning April 30, 2009 until 5:00 PM, EST, and ending on April 29, 2011, subject to the terms and conditions set out herein.

     2. (a) The put option granted herein may be exercised by the Optionee by written notice to that effect delivered to CGS sent by telefax, certified mail (return receipt requested) or delivery by a national courier service on or before the last date for exercise of the option et forth in Section 1 above. Such notice shall (i) set forth the number of Shares with respect to which this put option is being exercised and provisions with respect to the remittance of funds set forth in Section 4(a) below and (ii) be accompanied by the certificate(s) representing the Shares for which this put option is being exercised.

     (b) This option may be exercised by the Optionee, any proxy or attorney-in-fact of the Optionee, or any transferee, heir or successor in interest. Any time taken by CGS to verify the authenticity or validity of an exercise of this option by any person other than the Optionee shall not be operate an extension of time when the option is exercised, and the option will be deemed validly exercised if notice as provided above is tendered by any such party other than the Optionee in a timely manner as set out in Section 1 above.

     3. The purchase price of the Shares required to be paid by CGS to the Optionee or any party in interest as set out in Section 2 above shall be based on a price per Share calculated as follows:

     (a) Optionee will be the owner of between one to four blocks of Shares, each block representing 2.5% of the shares of common stock of CSI at the time of issuance. The number of Shares in each block of Shares will be different.

     (b) Each block of Shares will be assigned a value of $100,000.

     (c) The value of all blocks of Shares owned by Optionee divided by the aggregate number of Shares owned by Optionee in all of such blocks shall yield the price per Share at the time of exercise.

     4. (a) Upon the exercise of this put option by Optionee (or any party in interest), CGS shall pay to the party exercising the option the purchase price corresponding to the number of Shares with respect to which this put option is being exercised. Payment by CGS shall be made within 20 (twenty) business days of CGS's receipt of the notice of exercise of the put option together with the accompanying certificates representing the Shares, and shall be made by a bank cashier's check mailed by certified mail (return receipt requested) to the address designated in the notice of exercise or remitted by wire transfer to an account with respect to which remittance instructions has been provided in the notice of exercise.

     (b) If any amount payable by CGS hereunder is not paid when due, such amount shall bear interest from the due date until such amount is paid in full, at the rate of 5% per annum.

     (c) This put option may be exercised in whole or in part with respect to the Shares; provided, however, that it may be exercised a maximum of twice prior to the last date for the exercise thereof.

     5. CGS accepts the exclusive jurisdiction of the courts of the State of New Jersey or New York with respect to all litigation arising under the terms hereof.

     6. Notice with respect to the exercise of this put option shall be sent as set forth in the Asset Purchase Agreement, or to the last known address where CGS maintains or has maintained a place of business, and if such address shall not be known to the Optionee or a party in interest, the notice of exercise may be sent by certified mail (return receipt requested) to CGS, c/o Secretary of State, State of Delaware.

     7. The last date for the exercise of this put option shall be extended to the next business day if April 29, 2011 shall be a public holiday.

     In witness whereof, the parties hereto have executed this Option Agreement as of February 17, 2006.

                                        CDC GLOBAL SERVICES, INC.


                                        By:
                                            ------------------------------------

                                        ----------------------------------------
                                        Girish R. Nadkarni

                                    EXHIBIT E
                                    GUARANTY

     The undersigned, Software Galeria, Inc. ("SGI"), a New Jersey corporation, being an affiliate of CDC Global Services, Inc. ("CGS"), a Delaware corporation, and in consideration of certain indirect benefits received by it under the terms of an Asset Purchase Agreement referred to in Option Agreements dated as of February 17, 2006, entered into between CGS and each of Shirish Nadkarni (residing at 11 Hackett Drive, Edison, NJ 08820) and Girish Nadkarni (residing at 92 Tingley Lane, Edison, NJ 08820) (together, the "Nadkarnis") (each, an "Option Agreement", and together, the "Option Agreements"), hereby guarantees all of the payment and performance obligations of CGS separately to each of the Nadkarnis in the event of a default ("Default") by CGS under the terms of any Option Agreement entered into as of February 17, 2006, between CGS and each of the Nadkarnis. A Default shall be deemed to occur if payment for the exercise of the put option has not been made by CGS in accordance with the terms of Section 4 of the Option Agreement.

     This Guaranty may be enforced by the Nadkarnis or any party in interest set forth in Section 2(b) of each Option Agreement (a "Beneficiary") by notice sent by certified mail (return receipt requested) or by a national courier to SGI at:

     Software Galeria, Inc.
     373-E Route 46 West
     Fairfield, NJ 07004
     Fax: (973) 882-9783

or the last address where SGI maintains or has maintained a place of business. This Guaranty shall be fulfilled, performed and discharged only when SGI shall tender full payment to Beneficiary in the amount to which Beneficiary shall be entitled under the terms of the Option Agreement (including interest (if any) as provided for under the Option Agreement).

     SGI represents that this Guaranty is a valid and binding agreement of SGI, enforceable in accordance with its terms, and has complied with all requisite corporate action in connection with the execution and delivery of this Guaranty.

     SGI accepts the exclusive jurisdiction of the courts of the State of New Jersey or New York with respect to all litigation arising under the terms hereof.

     In witness whereof the undersigned guarantor, SGI, has executed this instrument as of February 17, 2006.

                                        SOFTWARE GALERIA, INC.


                                        By:
                                            ------------------------------------
                                            Rajan Vaz, President

                                                                         Table A

                    [INSERT PURCHASE PRICE ALLOCATION TABLE]